Exhibit 5

February 9, 2015

Board of Directors

Arma Services Inc.

7260 W. Azure Dr

Suite 140-928

Las Vegas, NV 89130

Re:         Registration Statement on Form S-1 of 10,050,000 shares of Arma Services Inc.

Dear Directors:

You have requested our opinion as counsel for Arma Services Inc., a Nevada corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, as to the legality of a total of 10,050,000 shares of common stock, par value $0.001 per shares (the “Shares), of the Company’s common stock which are being registered in the Registration Statement and which consist of the following:

1.	10,000,000 shares of common stock, par value $0.001 per share, offered by the Company in a direct primary offering; and

2.	50,000 shares of common stock, par value $0.001 per share, offered by selling security holders in a secondary offering.

We have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the Registration Statement; the Articles of Incorporation and any amendments thereto; the Bylaws and any amendments thereto; the Company’s resolutions of the Board of Directors authorizing the issuance of shares and the registration described above; and such other corporate documents and matters as we have deemed necessary to render our opinion.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  In addition, we have relied upon certificates from various state authorities and public officials, and we have assumed the accuracy of the factual matters contained therein.

The opinions set forth herein are limited to matters governed by the laws of the State of Nevada, including applicable statutory provisions, applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise.

Based upon and subject to the foregoing, it is our opinion that:

1.	the 10,000,000 shares of common stock being offered by the Company and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be legally issued, fully paid, and non-assessable; and

2.	the 50,000 shares of common stock being offered by the selling security holders and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be legally issued, fully paid, and non-assessable.

Arma Services Inc.

February 9, 2015

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing of this opinion as an exhibit to the Registration Statement, to the references to our firm under the caption “Interest of Named Experts and Counsel,” and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.

Sincerely,

HARRISON LAW, P.A.

/s/ Diane J. Harrison
Diane J. Harrison